Exhibit 99.1

                      Advanced BioPhotonics Inc.
   Updates Clinical Results in Pigmented Lesions of the Skin Trial

       Review of the Use of the Company's DIRI(R) Technology in
                        Dermatology Application


    BOHEMIA, N.Y.--(BUSINESS WIRE)--Dec. 17, 2007--Advanced BioPhotonics Inc. (OTCBB: ABPH) announced today that it has completed its initial phase and review of the clinical trial protocol previously announced earlier this year. This trial is investigating the use of Advanced BioPhotonics' patented BioScanIR(R) System, together with its proprietary DIRI(R) method of dynamic infrared imaging in detecting and assessing pigmented lesions of the skin including melanoma and other forms of skin cancer.

    In a review of the first twenty-four cases, the BioScanIR(R) was able to correctly identify all four melanomas including a melanoma in situ as well as accurately identifying 80% of the benign lesions as confirmed by biopsy and/or clinical examination.

    Although this phase is a small sample size, the principal investigator at the institution called the findings encouraging and promising. The next phase of the study will focus on lesion characterization to help further improve the system's performance. It is expected that the next phase will take several months to complete.

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244 ext. 102
             doconnor@advancedbp.com
             http://www.advancedbp.com/